Exhibit 99.1

          Pyramid Breweries Inc. Reports Third Quarter and YTD Results

     SEATTLE--(BUSINESS WIRE)--Nov. 3, 2004--Pyramid Breweries Inc. (Nasdaq:PMID), today announced results for the third quarter of 2004.
     Net revenue increased 9.2% to $11,213,000 from the third quarter in 2003. Net loss for the quarter was $420,000 compared to a $44,000 profit in the same period last year. EBITDA (Earnings before interest, taxes, depreciation, amortization and stock compensation expense) for the quarter decreased $342,000 or 50.4%, to $336,000. The loss for the quarter was impacted by rising costs of goods in the beverage division, costs related to the integration of Portland Brewing Company operations, planned increases in selling and personnel related expenses as well as marketing increases for the MacTarnahans brand and new promotional expenses for the Pyramid brand.
     For the third quarter of 2004 total beer shipments increased 28.1%, to 40,645 barrels including the addition of the Portland Brewing Company barrelage. The additional barrelage added to the Pyramid family include MacTarnahans, Saxer, Nor'Wester and the licensed Buffalo Bills products. These products added 8,069 barrels to the 30,553 barrels of Pyramid, 634 of Thomas Kemper beer and 1,389 of contract brewing products. Shipments of Thomas Kemper Soda totaled 11,273 barrels, down 19% from a year ago. Total beverage shipments amounted to 51,918 barrels in the quarter, increasing 13.7% from the prior year period. Total beverage shipments increased in all of the Company's major sales regions over the same period in 2003.
     Alehouse division sales decreased 4.6%, or $184,000, from the prior year quarter to $3,804,000. The sales decrease results from a $389,000 sales decrease at the Sacramento Alehouse, which opened in July of 2003. The Sacramento alehouse sales settled to normal levels after the initial opening in the third quarter of 2003 which prompted much attention and above normal sales activity surrounding the restaurant's opening. Same store sales, (Seattle, Berkeley, Walnut Creek), were down 4.8%, or $144,000, to $2,869,000, resulting primarily from decreased patronage at the Seattle Alehouse, down $135,000. The decline in sales in Seattle can be attributed to the lower attendance at the Seattle Mariner baseball games, which is located directly across the street from the Seattle alehouse, as well as fewer events in the neighboring convention center during the quarter. Sales were positively affected by the addition of the Portland Taproom on July 31, 2004. This new restaurant added $349,000 in sales during the quarter.
     Gross margin dollars for the quarter increased 5.7%, or $125,000, to $2,315,000 resulting from an increase in beverage division sales which offset the decrease in the alehouse division sales. The increase in margin is a result of the addition of the Portland Brewing Company barrelage acquired on July 31. The incremental gross margin associated with the barrelage acquired from Portland Brewing Company is approximately $475,000. Gross margins as a percentage of net sales decreased slightly to 20.6%. The decrease in gross margins as a percentage of net sales is the result of the decreased Thomas Kemper Soda and Thomas Kemper beer sales, rising beverage costs, as well as lower alehouse division sales.
     During the third quarter, beverage division cost of goods sold as a percentage of sales increased from 71.2% in 2003 to 73.7% in 2004 caused primarily by increases in labor, utility and freight costs as well as integration costs related to the Portland Brewery operation. Beverage division gross margins dollars increased 7.9%, or $143,000, to $1,951,000. The total alehouse margins decreased to $364,000 compared to $382,000 in 2003 primarily as a result of lower sales revenues.
     Selling, general and administrative expenses for the third quarter increased $474,000 over the same period in 2003. The additional expense was primarily attributed to $190,000 of increases in selling expenses expected to drive future beverage division sales, $73,000 in additional marketing expenses for advertising, special events and promotions, $80,000 increase in legal, accounting and other costs associated with filings required as a public company, additional internal travel and administrative expenses related to the integration of the Portland Brewing Company business and other personnel related payroll expenses.
     "The Company is in the process of repositioning itself for the future," reported John Lennon, the Company's new CEO. "We are making investments in sales personnel and marketing programs that will expand the reach of our brands and make them more attractive to consumers." "We are excited about our future potential with the Company's Hefeweizen winning the gold medal at this year's Great American Beer Festival in the American Hefeweizen category," Lennon further stated, "However, we are naturally disappointed with the financial results for the quarter. Although we are seeing solid year to date top line revenue growth, we need to do a better job of managing our costs. In the coming months we will focus on cost reduction by gaining synergies and efficiency in our operations following the acquisition and integration of Portland Brewing Company."
     For the nine months of the year, Pyramid's net sales increased 12.2%, to $29,496,000. Total shipments for the beverage division increased 10.8%, to 134,783 barrels. Shipments of Pyramid beer increased 6.8% to 89,862 barrels while shipments of Thomas Kemper Soda decreased 4.7% to 33,069 barrels for the nine month period ended September 30, 2004. Sales for the alehouse division were up 12.2% to $10,369,000, due to the addition of the Sacramento Alehouse which has contributed an additional $1,003,000 during the first nine months of the year over 2003 and the new Portland Taproom which contributed $349,000. Total gross margin for the first nine months increased $429,000 to $6,275,000 due to the higher beverage volumes, the addition of the Sacramento Alehouse and Portland Taproom and the absence of pre-opening expenses which were incurred for the Sacramento Alehouse in 2003.
     Selling, general and administrative expenses for the first nine months of 2004 increased to $7,641,000, compared to $6,348,000 incurred during the first nine months of 2003. The $1,293,000 additional expense was attributed to an increase in administrative expenses, including $434,000 of non-recurring costs related to changing of the Company's CEO, $139,000 of additional legal, accounting and compliance costs associated with being a public company, as well as a non-recurring $99,000 state and local tax refund recorded in 2003 as an expense reduction. The additional $621,000 increase is the result of costs related to the integration of Portland Brewing Company operations, increases in selling and personnel related expenses which are expected to drive future beverage division sales and improve alehouse sales, quality and consistency as well as additional marketing activities.
     Net loss for the nine month period ended September 30, 2004 increased to $1,270,000 compared to a net loss of $236,000 for the same period of the prior year. EBITDA for the first nine months of the year was $805,000 compared to $1,576,000 for the prior year.
     Effective July 23, 2004, the Company completed its purchase of the Berkeley Brewery and Alehouse facility located at 901 Gilman Street, Berkeley, California 94710. The $7,000,000 purchase price was financed with a short-term $7,200,000 secured loan from Sugar Mountain Capital, LLC, a party related to Pyramid Breweries Inc. The Company chose to obtain financing from Sugar Mountain Capital, LLC because it offered the most competitive financing proposal among several provided by lenders to the Company. Sugar Mountain Capital, LLC is controlled by Mr. Kurt Dammeier, who is a Director of Pyramid Breweries Inc. and is Pyramid's largest shareholder. The terms of the short-term financing, approved by the Company's Board and Audit Committee, include interest only monthly payments at a stated interest rate of 6.26% through maturity in January 2005. The Company intends to replace this short-term financing with permanent financing within the next four months at market based terms. There is no guarantee that such financing will be available on commercially acceptable terms.
     Effective at the close of business on July 31, 2004, the Company completed its purchase of certain Portland Brewing Company assets. Per the asset purchase agreement, Pyramid Breweries Inc. acquired Portland Brewing Company's brewery and alehouse for total consideration of approximately $4.2 million, consisting of a combination of assumed liabilities, cash and unregistered Pyramid common stock. The terms of the transaction also include a 5-year earn-out which may result in additional payments to Portland Brewing Company based on sales of Portland Brewing brands during the earn-out period. The expected effect of the transaction is to solidify core Portland Brewing and Pyramid brands and open new markets. Portland Brewing's Northwest Portland brewery and MacTarnahan's TapRoom restaurant will continue to operate and will join Pyramid's family of breweries and restaurants.
     EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure, but it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance. Pyramid defines EBITDA as earnings before interest, taxes, depreciation, amortization and stock compensation expense. This calculation may differ from other similarly titled measures. Management believes that this information is useful to investors, given the capital intensive nature of the business. A table reconciling this measure to the appropriate GAAP measure is included in the Selected Unaudited Cash Flow Data table included in this release.
     Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers and sodas, now produced mainly under the Pyramid, MacTarnahans and Thomas Kemper brand names. The Pyramid Family now includes five breweries, located in Seattle, Washington, Portland, Oregon and Berkeley, Walnut Creek and Sacramento, California, as well as five adjoining restaurants. For more information, visit www.PyramidBrew.com.
     Statements concerning future performance, developments or events, concerning potential sales, restaurant expansion, production capacity, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which are described in the company's filings with the Securities and Exchange Commission, press releases and other communications. Actual events and results may differ materially from stated expectations.


                        Pyramid Breweries Inc.
                   Selected Unaudited Operating Data
            (dollars in thousands except per share amounts)

                                            Three months ended
                                               September 30,
                                      --------------------------------
                                                 % of            % of
                                                 Net             Net
                                           2004  Sales     2003  Sales
                                      --------------------------------
Gross sales                             $11,745         $10,765
  Less excise taxes                         532             493
                                      ----------      ----------
Net sales                                11,213 100.0%   10,272 100.0%
Cost of sales                             8,898  79.4%    8,082  78.7%
                                      --------------------------------
  Gross margin                            2,315  20.6%    2,190  21.3%
Selling, general and administrative
 expenses                                 2,738  24.4%    2,264  22.0%
                                      --------------------------------
Operating loss                             (423)(3.8%)      (74)(0.7%)
Other income, net                             3   0.0%      118   1.1%
                                      --------------------------------
(Loss) income before income taxes          (420)(3.7%)       44   0.4%
Income taxes                                  -   0.0%        -   0.0%
                                      --------------------------------
Net (loss) income                         $(420)(3.7%)      $44   0.4%
                                      ================================

Basic and diluted net (loss) income
 per share                               ($0.05)          $0.00
Weighted average basic shares
 outstanding                          8,615,000       8,456,000
Weighted average diluted shares
 outstanding                          8,615,000       8,665,000

Beer barrels shipped                     40,645          31,718
Soda barrels shipped                     11,273          13,927
                                      ----------      ----------
Total barrels shipped                    51,918          45,645
                                      ==========      ==========


                                          Nine months ended
                                             September 30,
                                      --------------------------------
                                                 % of            % of
                                                 Net             Net
                                           2004  Sales     2003  Sales
                                      --------------------------------
Gross sales                             $30,971         $27,624
  Less excise taxes                       1,475           1,327
                                      ----------      ----------
Net sales                                29,496 100.0%   26,297 100.0%
Cost of sales                            23,221  78.7%   20,451  77.8%
                                      --------------------------------
  Gross margin                            6,275  21.3%    5,846  22.2%
Selling, general and administrative
 expenses                                 7,641  25.9%    6,348  24.1%
                                      --------------------------------
Operating loss                           (1,366)(4.5%)     (502)(1.9%)
Other income, net                            99   0.3%      268   1.0%
                                      --------------------------------
Loss before income taxes                 (1,267)(4.3%)     (234)(0.9%)
Income taxes                                 (3)(0.0%)       (2)(0.0%)
                                      --------------------------------
Net loss                                $(1,270)(4.3%)    $(236)(0.9%)
                                      ================================

Basic and diluted net loss per share     ($0.15)         ($0.00)
Weighted average basic and diluted
 shares outstanding                   8,512,000       8,439,000

Beer barrels shipped                    101,714          86,920
Soda barrels shipped                     33,069          34,702
                                      ----------      ----------
Total barrels shipped                   134,783         121,622
                                      ==========      ==========


                        Pyramid Breweries Inc.
                 Selected Unaudited Balance Sheet Data
                        (dollars in thousands)


                                                   Sept. 30,  Dec. 31,
                                                       2004      2003
                                                     -----------------
Assets
Current assets:
  Cash and cash equivalents                           $     -  $1,558
  Short-term investments                                  300     492
  Other current assets                                  5,994   3,691
Fixed assets, net                                      28,964  21,406
Other non-current assets                                  871     637
                                                     -----------------
   Total assets                                       $36,129 $27,784
                                                     =================

Liabilities and Stockholders' Equity
Current liabilities                                   $14,090  $3,996
Non-current liabilities                                   652   1,585
                                                     -----------------
   Total liabilities                                   14,742   5,581

   Total stockholders' equity                          21,387  22,203
                                                     ----------------
   Total liabilities and stockholders' equity         $36,129 $27,784
                                                     =================


                        Pyramid Breweries Inc.
                   Selected Unaudited Cash Flow Data
                        (dollars in thousands)

                                                         Nine months
                                                       ended Sept. 30,
                                                         2004    2003
                                                      -------- -------
Net loss                                              $(1,270)  $(236)
 Depreciation and amortization                          1,973   1,767
 Stock compensation                                         3      40
 Accretion of discount on long-term debt                    4       3
 Loss on sales of fixed assets                             10       1
 Deferred rent                                           (116)    689
 Changes in operating assets and liabilities,
  net of acquisition of Portland Brewing                  758     662
                                                     ----------------
 Net cash provided by operating activities              1,362   2,926
 Net cash used in investing activities                 (2,177) (1,182)
 Net cash used in financing activities                   (743)   (987)
                                                     ----------------
(Decrease) increase in cash and cash equivalents      $(1,558)   $757
                                                     ================

Reconciliation of net cash
 provided by operating
 activities to EBITDA for
 three months ended September 30:
  Net cash provided by operating activities              $911  $1,248
  Deferred rent                                            17      51
  Gain on sales of fixed assets                             2       -
  State income taxes                                        -       -
  Interest paid                                            92       -
  Changes in operating assets and liabilities            (686)   (621)
                                                     -------- -------
  EBITDA                                                 $336    $678
                                                     ======== =======

Reconciliation of net
 cash provided by
 operating activities
 to EBITDA for nine
 months ended September 30:
  Net cash provided by operating activities            $1,362  $2,926
  Deferred rent                                           116    (689)
  Loss on sales of fixed assets                           (10)     (1)
  State income taxes                                        3       2
  Interest paid                                            92       -
  Changes in operating assets and liabilities            (758)   (662)
                                                     -------- -------
  EBITDA                                                 $805  $1,576
                                                     ======== =======


     CONTACT: Pyramid Breweries Inc.
              Jim Hilger, Vice-President & CFO
              206-682-8322